EXHIBIT 99(a)

Contacts:

Stacey Sullivan, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES PRELIMINARY THIRD QUARTER

FISCAL 2009 EARNINGS PER DILUTED SHARE AND REPORTS PRELIMINARY COMPARABLE RESTAURANT SALES

DALLAS (April 6, 2009) – Brinker International, Inc. (NYSE: EAT) today estimates earnings per diluted share, before special items, of $0.44 to $0.45 for the company’s third quarter ended March 25, 2009 as compared to earnings per diluted share, before special items and excluding Macaroni Grill, of $0.33 for the third quarter of fiscal 2008 (see Table 1).  For the third quarter of fiscal 2009, special items of approximately ($0.11) per diluted share consist primarily of lease termination charges and severance costs.  For the third quarter of fiscal 2008, special items of ($0.82) per diluted share were primarily related to the write-down of Macaroni Grill assets held for sale to fair value less costs to sell as well as asset impairments and write-offs, lease termination charges and severance costs resulting from the company’s decision to close restaurants and reduce its future domestic restaurant development. Third quarter fiscal 2008 earnings for Macaroni Grill accounted for approximately $0.11 per diluted share.  As a result, the company estimates earnings per diluted share on a GAAP basis to be $0.33 to $0.34 for the third quarter of fiscal 2009 compared to ($0.38) for the third quarter of the prior year.

Special Items

Table 1: Reconciliation of preliminary earnings per share, before special items (1)

Q3 09 and Q3 08; $ per diluted share after-tax

Item	EPS Q3 09	EPS Q3 08
Net Income (Loss)	0.33 - 0.34	(0.38)
Other (Gains) and Charges	0.11	0.82
Net Income before Special Items	0.44 - 0.45	0.44
Macaroni Grill before Special Items	—	(0.11)
Adjusted Net Income before Special Items	0.44 - 0.45	0.33

(1)

The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

For the third quarter of fiscal 2009, earnings before special items were positively impacted by an increase in the company’s margins due to favorability in cost of sales, labor, pre-opening expenses and general and administrative expenses, but partially offset by a greater than expected decrease in comparable restaurant sales of approximately 5.6 percent (see Table 2).

“Our continued success in lowering and controlling operating costs in a weak sales environment is evidence of the entire organization’s commitment to improve margins and drive profits over the long term.  We expect this momentum to continue into fiscal 2010, which will provide additional leverage when sales stabilize in the future,” said Chuck Sonsteby, Chief Financial Officer of Brinker International.

Table 2: Q3 preliminary comparable restaurant sales

Q3 09 and Q3 08, company and three reported brands; percentage

	Q3 09 Comparable Sales	Q3 08 Comparable Sales	Q3 09 Pricing Impact	Q3 09 Mix-Shift
Brinker International (1)	(5.6)	1.1	3.5	0.6
Chili’s	(5.2)	1.6	3.7	0.7
On The Border	(5.0)	(1.8)	3.3	2.2
Maggiano’s	(9.5)	(0.4)	1.7	(2.0)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill in the third quarter of fiscal 2008.

Forward Calendar

•                  Third quarter earnings release, before market opens, on April 21, 2009.

•                  Third quarter conference call, via a live webcast, on April 21, 2009.

At the end of the third quarter of fiscal quarter 2009, Brinker International either owned, operated, or franchised 1,679 restaurants under the names Chili’s Grill & Bar (1,478 restaurants), On The Border Mexican Grill & Cantina (156 restaurants) and Maggiano’s Little Italy (45 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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